SUN COMMUNITIES, INC. TO ACQUIRE CAREFREE COMMUNITIES
FOR $1.68 BILLION
- High-Quality Portfolio Focused in Prime Coastal Markets –
- Increases Company’s Size, Scale and Diversification -
- Conference Call Today at 5:00 PM EST -

Southfield, MI, March 22, 2016 - Sun Communities, Inc. (NYSE: SUI) (the “Company”) today announced that it has entered into an agreement to acquire all of the issued and outstanding shares of common stock of Carefree Communities Inc. (“Carefree Communities”) from an affiliate of Centerbridge Capital Partners II, L.P. and its related entities.

Carefree Communities directly or indirectly owns 103 manufactured housing and recreational vehicle (“RV”) communities, comprising 27,544 total sites, comprised of 9,829 developed manufactured housing sites and 17,725 RV sites, and approximately 396 additional manufactured housing sites and approximately 2,586 additional RV sites suitable for development. These communities are concentrated in California and Florida.

Subject to a net working capital adjustment at the closing, the aggregate purchase price is approximately $1.68 billion, including approximately $1.655 billion for the purchase of 102 communities, $9.0 million for the purchase of a community recently acquired by Carefree Communities and approximately $16.0 million for the purchase of manufactured homes and park models. At the Closing, the Company will (i) assume approximately $1.0 billion of debt, (ii) issue the seller $225.0 million in shares of its common stock at an issuance price of $67.57 per share, based on the trailing 30-day VWAP of the Company’s stock as of the close on March 21, 2016 and (iii) pay the balance of the purchase price in cash. The transaction is subject to customary closing conditions, and is expected to close no later than July 9, 2016.

"The acquisition of Carefree Communities further solidifies our position as a best-in-class manufactured housing and RV community owner and operator and enables us to drive shareholder value going forward,” said Gary A. Shiffman, Sun Communities Chairman and CEO. “Similar to our 2014 acquisition of the American Land Lease portfolio, this accretive transaction enhances our geographic diversity, deepens our presence in key coastal markets and boosts our age-restricted sites to 33% of our portfolio.”

Mr. Shiffman continued, “The Carefree acquisition adds highly desirable locations in California where we are increasing our holdings to 6% from under 1% and also broadens our market share throughout Florida where we continue to see high demand. Carefree is a unique high quality portfolio with excellent growth characteristics and we are excited about creating additional value as we integrate Carefree onto our platform.”

Colleen S. Edwards, Carefree Vice Chairman and Co-Founder and David A. Napp, Carefree CEO and Co-Founder said, “We are very proud of the company we have built over the last decade and are excited about the opportunity to join together with Sun Communities to become the premier company in the industry. We anticipate a smooth transition because Sun and Carefree share the same goals to take care of our guests, our associates and our shareholders.”

Citigroup acted as financial advisor to the Company and Jaffe, Raitt, Heuer & Weiss, Professional Corporation acted as legal advisor. Goldman, Sachs & Co. acted as financial advisor to Carefree Communities and Simpson Thacher & Bartlett LLP acted as legal advisor.

In addition during the month of March, the Company acquired two manufactured housing communities for a total consideration of $37.8 million. These assets are located in Texas and Michigan and were funded as part of the 1031 exchange from the portfolio sale completed in November 2015.

A conference call to discuss the acquisition will be held today, Tuesday, March 22, 2016 at 5:00 P.M. (ET).  To participate, call toll-free 888-516-2377.  Callers outside the U.S. or Canada can access the call at 719-325-2405.  A replay will be available following the call through March 29, 2016, and can be accessed toll-free by calling 877-870-5176 or by calling 858-384-5517.  The Conference ID number for the call and the replay is 6846308.

Forward Looking Statements
This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the Company intends that such forward-looking statements will be subject to the safe harbors created thereby. Forward-looking statements can be identified by words such as “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate”, “guidance” and similar expressions in this press release that predict or indicate future events and trends and that do not report historical matters.

These forward-looking statements reflect the Company’s current views with respect to future events and financial performance, but involve known and unknown risks, uncertainties, and other factors, some of which are beyond our control. These risks, uncertainties, and other factors may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include national, regional and local economic climates, difficulties in the Company’s ability to evaluate, finance, complete and integrate acquisitions (including the acquisition of Carefree Communities), developments and expansions successfully; the ability to maintain rental rates and occupancy levels, competitive market forces, changes in market rates of interest, the ability of manufactured home buyers to obtain financing, the level of repossessions by manufactured home lenders and those risks and uncertainties referenced under the heading titled “Risk Factors” contained in the Company’s annual report on Form 10-K for the year ended December 31, 2015, and the Company’s other periodic filings with the Securities and Exchange Commission.

The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in the Company’s assumptions, expectations of future events, or trends.

FOR FURTHER INFORMATION AT THE COMPANY:
Karen J. Dearing
Chief Financial Officer
(248) 208-2500

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